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                                                                  EXHIBIT 99.1

                           [ONEIDA NEWS RELEASE LOGO]

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INVESTOR RELATIONS CONTACTS:                            PRESS CONTACTS:
Gregg Denny, Chief Financial Officer        David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138                         Oneida Ltd. (315) 361-3271
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FOR IMMEDIATE RELEASE
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ONEIDA APPROVES COST-SAVING PLAN INVOLVING FIVE MANUFACTURING SITES

ONEIDA, NY- October 31, 2003 - In conjunction with a proposal that was announced on August 27, Oneida Ltd. (NYSE:OCQ) today announced that it has decided to close five factory sites because of substantial negative manufacturing variances.

The affected locations include: Buffalo China dinnerware factory and decorating facility in Buffalo, N.Y.; dinnerware factory in Juarez, Mexico; flatware factory in Toluca, Mexico; holloware factory in Shanghai, China; holloware factory in Vercelli, Italy.

Anticipated savings from the closings will be approximately $12 million annually. Oneida will incur a total charge of approximately $46 million in association with the closings, as was previously noted by the company on August 27 when it announced that the actions were being considered.

The company will continue to market the affected products from those sites, using independent suppliers. The factory closings are expected to be completed during the fourth quarter of Oneida's current fiscal year. No final decisions have been made at this time regarding the proposed closure of the Buffalo China warehouse in Buffalo, N.Y., and negotiations are continuing.

"After reviewing our options at each of these locations over the past several weeks, we determined they must be closed in order for our company to operate in a profitable and cost-efficient fashion over the long term," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "This was an extremely difficult action to approve. These sites have been a vital part of our company, and we recognize the ramifications of this decision for all of the affected employees. We understand the hardships and uncertainties that they will face."

COMMITMENT TO QUALITY, AND TO RESTORING PROFITABILITY

"At the forefront of our strategy is our commitment to continue providing customers with the best quality products, both new and existing, throughout our sales channels," Mr. Kallet concluded. "As we take actions to help restore our profitability and help improve our shareholder value, we remain focused on long-term goals to increase market shares across all our product lines and be the world's most complete tabletop supplier."


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Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

                                    - more -

Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.


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